Exhibit 4(a)(iii)

Life Insurance Company (U.S.A.)	[Bloomfield Hills, Michigan][1]

CONTRACTHOLDER	[Financial Institution]

CONTRACT NUMBER	[12345]
GROUP ANNUITY
The John Hancock Life Insurance Company (U.S.A.) (“the Company”, “we”, “our”) agrees, subject to the conditions and provisions of the certificate, to provide the benefits, rights and privileges as stated in the certificate. A certificate evidencing participation under this contract will be issued to each member of the eligible group from which we received the required premium contribution.
This contract is issued in consideration of the master application for this contract.
Signed for the Company at Boston, Massachusetts:

President	Secretary
Group Annuity
Nonparticipating — Not eligible for dividends
Administrative Office
[601 Congress Street
Boston, Massachusetts 02210]

09GRPMAST	GP0101

Contract Provisions
Section
1. Eligibility/Cessation of Participation
2. Certificates
3. Incorporation
4. Termination

GP0201

1. ELIGIBILITY/CESSATION OF PARTICIPATION
A person who is a customer of the contractholder to which this contract is issued may become a Certificate Owner upon Our approval and receipt of the required premium contribution.
2. CERTIFICATES
We will issue an individual certificate to each Certificate Owner. The certificate will state the terms, conditions, and benefits of this contract. We may credit interest to Certificate Owners at rates that vary by certificate issue date, premium amount, or eligible class.
3. INCORPORATION
A sample certificate attached hereto is made a part of this contract. Any provisions of this contract which are inconsistent with provisions of the certificate are waived and superseded by the certificate provisions.
4. TERMINATION
This contract will terminate when the contractholder requests termination in writing to us or when no Certificate Owners hold any certificate issued under this contract.
Any certificates in force when the contract terminates will continue to be in force in accordance with our administrative rules in effect, until terminated by the Certificate Owner.

GP0301

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